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                                                                     Exhibit 4.1
                                                                     -----------

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                      -----------------------------------

     This Amendment No. 2 is dated as of August 10, 2000, to the Rights Agreement, dated as of June 15, 2000, as amended, (the "Rights Agreement"), between Vesta Insurance Group, Inc., a Delaware corporation (the "Company"), and The First Chicago Trust Company, as rights agent (the "Rights Agent"). All capitalized terms used herein shall have the meanings ascribed to them in the Rights Agreement.

     WHEREAS, the Company desires to enter into Stock Purchase and Option Agreements with R. K. Carvill (International Holdings) Ltd. and Peerman Holdings, Ltd, each a Bermuda company (the "Carvill Entities"), pursuant to which the Company would (i) transfer immediately to the Carvill Entities 1,380,000 shares of Vesta Common Stock held in treasury as of the date hereof and (ii) grant the Carvill Entities the right to acquire an additional 3,250,000 shares of Vesta Common Stock;

     WHEREAS, as a result of the proposed transactions, the Carvill Entities may be deemed to be the Beneficial Owner of in excess of 10% of the Vesta Common Stock;

     WHEREAS, the Company desires to amend the Rights Agreement to permit the proposed transfers to the Carvill Entities without any effect whatsoever on the Rights;

     WHEREAS the Company deems this Amendment to the Rights Agreement to be necessary and advisable and in the best interests of the holders of the Vesta Common Stock and the Rights and has duly approved this Amendment; and

     WHEREAS Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided herein.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

          (p) "Carvill Entities" shall mean R. K. Carvill (International Holdings) Ltd. and Peerman Holdings, Ltd, each a Bermuda company, and any of their Affiliates or Associates.

          (q) "Carvill Option" shall mean the option granted by the Company to the Carvill Entities to acquire 3,250,000 shares of Vesta Common Stock.

          (r) "Carvill Transfers" shall mean (i) the transfer by the Company to the Carvill Entities of 1,380,000 shares of Common Stock, (ii) the grant by the Company to the Carvill Entities of the Carvill Option and (iii) the transfer by the Company or any third party to the
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     Carvill Entities of up to an additional 3,250,000 shares of Vesta Common
     Stock upon exercise of the Carvill Option.

     2. Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph as the last paragraph of Section 1:

     "Notwithstanding anything in this Agreement to the contrary, none of the Carvill Entities or any of their respective Affiliates or Associates shall become an Acquiring Person, no Stock Acquisition Date or Distribution Date shall occur, no Rights shall separate from the Common Stock or otherwise become exercisable and no adjustment shall be made pursuant to Section (11) solely by reason of the consummation or approval of the Carvill Transfers."

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

     4. The Rights Agent is hereby directed, immediately prior to any Distribution Date, to make such amendments to the form of Right Certificate attached to the Rights Agreement to conform with the Rights Agreement as amended by this Amendment and any subsequent amendments thereto.

     5. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. This Amendment shall be deemed effective as of the date first written above.

     8. Any capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed and attested, all as of the date first above written.


Witness:                                VESTA INSURANCE GROUP, INC.



 /s/ Donald W. Thornton                 By /s/ Norman W. Gayle, III
---------------------------------         ----------------------------------
                                        Name:  Norman W. Gayle, III
                                        Title: President


Witness:                                THE FIRST CHICAGO TRUST COMPANY



 /s/ Mark Gherzo                        By /s/ Michael S. Duncan
--------------------------------          ----------------------------------
                                        Name:  Michael S. Duncan
                                        Title: Director, Corporate Actions

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